Exhibit 99.1

                     American States Water Company
    Announces Decision Regarding Ratemaking Treatment for Revenues
               Resulting from the Lease of Water Rights

    SAN DIMAS, Calif.--(BUSINESS WIRE)--April 19, 2006--American States Water Company (NYSE:AWR) announces the final decision by the California Public Utilities Commission ("CPUC") on April 13, 2006 to approve the permanent lease of 5,000 acre feet ("AF") of water rights to the City of Folsom (the "City") by AWR's primary subsidiary, Golden State Water Company ("GSWC"). The CPUC also ordered that the revenues resulting from the lease shall be tracked in an interest-bearing memorandum account and invested in water utility infrastructure or plant development in the Arden and Rancho Cordova service areas in Sacramento County. Lease revenues invested in water utility infrastructure within eight years of receipt will be included in the rate base upon which GSWC earns a rate of return. Any lease revenue proceeds not invested during this period shall be allocated to customers.
    As a result of this decision, GSWC transferred approximately $2.3 million of water right lease revenues received from the City during 2004 and 2005 from a regulatory liability account into pretax income in the first quarter of 2006. GSWC also recorded pretax income of $299,100 reflecting first quarter of 2006 lease revenues. Management believes that revenues from the City can be prudently invested in water utility or plant as required by this decision.
    GSWC entered into an agreement with the City in March of 1994 to lease up to 5,000 AF of water rights. The lease of water rights under this agreement is permanent unless the City decides to terminate the agreement by giving six months' prior written notice to GSWC. Revenue for leasing the water rights to the City is approximately $1.2 million for 2006. According to the agreement, the lease price per AF is adjusted annually by the percentage increase in the Engineering News Record Construction Index.
    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 252,800 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the Company contracts with various municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.



    CONTACT: American States Water Company
             Robert J. Sprowls, 909-394-3600, ext. 647